Exhibit 10.7

	1000 Superior Blvd., Suite 201	914 North Golden Prairie
Burton, Kansas
U.S. ENERGY	Wayzata, MN 55394-1873	Office 316 835-2399
SERVICES, INC.	Office 952 473-4300	Fax 316 835-6507
Fax 952 473-1224

March 9, 2004

Bill Pracht, President

Kansas Agri-Energy

210 ½ East 4th

Garnett, KS 66032

Dear Mr. Pracht:

The purpose of this letter is to set forth the understanding and agreement between U.S. Energy Services, Inc. (“U.S. Energy”) and East Kansas Agri-Energy LLC (EKAE).

PROJECT DESCRIPTION: EKAE is developing a 25 million gallon per year ethanol plant (“Plant”) to be located in Garnett Kansas. The Plant will have approximately a three MW peak usage in electricity and will consume approximately 2,500 MMBtu of natural gas per day.

U.S. ENERGY RESPONSIBILITIES: U.S. Energy will provide consulting and energy management services for supplies of natural gas and electricity for the Plant.  These services will be provided during the construction of the Plant (“Construction Period”), and after the Construction Period when the Plant has been placed in service (“Completion Date”).  The Completion Date shall be determined when the Plant begins producing ethanol.  These services will include but not be limited to the following:

A. Energy Infrastructure Advisory Services During the Construction Period

1.                                       Provide an economic comparison of receiving natural gas distribution service.  U.S. Energy will provide preliminary engineering cost estimates, route drawings, and project timeline related to constructing pipeline facilities.

In the event that a direct connect pipeline option is selected, U.S. Energy will submit a tap request to the pipeline. In addition, U.S. Energy will also attempt to negotiate an option for EKAE to minimize interconnect costs through the purchase of firm transportation to the Plant.  Engineering and construction management services related to constructing a pipeline may be provided by U.S. Energy’s sister company, U.S. Energy Engineering, Inc. on a fee basis.

2.                                       Determine whether firm, interruptible, or a blend of transportation entitlement will provide the lowest burnertip cost.  Factors that will be considered include pipeline credits for the new interconnect, cost of an alternate fuel system, and availability of specific receipt point capacity.

3.                                       Provide advisory services to EKAE regarding electric pricing and service agreements.

a.                                       Analyze the electric service proposals along with primary, secondary and generation options and recommend an electric sourcing strategy and plan.  The plan may include a combination of electric supplier agreement and/or installation of on-site generation.

U.S. Energy Initials   /s/

EKAE Initials /s/

b.                                      Negotiate final electric service agreements that meet the pricing and reliability requirements of EKAE, including options for third party access to electric metering.

c.                                       Prepare and implement a regulatory strategy, if required and if an alternative power supplier is selected. Any attorney fees required for the specific purpose of obtaining regulatory approval for an alternative power supplier, if any, will be over and above U.S. Energy’s monthly fee herein, and must be pre-approved by EKAE.

4.                                       Evaluate the proposed electric distribution infrastructure (substation) for reliability, future growth potential and determination of the division of ownership of facilities between the utility and the Plant.

5.                                       Investigate economic development rates, utility grants, equipment rebates and other utility programs that may be available.

B. On-Going Energy Management Services Following the Completion Period

U.S. Energy will provide the following services at EKAE’s request:

Provide natural gas supply information to minimize the cost of natural gas purchased.  This will include acquiring multiple supply quotes and reporting to EKAE the various supply index and fixed prices. U.S. Energy will not take title to EKAE gas supplies, but will communicate supply prices and potential buying strategies.

2.                                       Negotiate with pipelines, utilities, other shippers, and suppliers to provide transportation, balancing, and supply agreements that meet EKAE’s performance criteria at the lowest possible cost.

3.                                       Develop and implement a price risk management plan that is consistent with EKAE’s pricing objectives and risk profile.

4.                                       Provide daily nominations to the suppliers, pipeline, and other applicable shippers for natural gas deliveries to the Plant.  This will include daily electronic confirmations to EKAE of all nominations and actual daily usage.  U.S. Energy will utilize customer or utility supplied telemetering to obtain actual usage data.

5.                                       Provide a consolidated monthly invoice to EKAE that reflects all applicable natural gas and electric energy costs. U.S. Energy will be responsible for reviewing, reconciling and paying all shipper, supplier and utility invoices.

6.                                       Provide a monthly usage report of electric energy consumption and costs. Also, where applicable and available from the utility, obtain monthly interval electric load data and provide monthly load profile graphs.

7.                                       On going review and renegotiation of electric service costs, as required.  This may include:

a.                                            Completing and evaluating annual proposals to identify the most reliable and economic third party electric energy supply.

b.                                           Identifying new service tariffs or opportunities to renegotiate the service agreement to provide lower costs.

c.                                       Identifying on-site generation opportunities as market conditions change.

d.                                           Provide a monthly projection of energy (natural gas and electricity) and annual summaries.

8.                                       Provide natural gas and electric energy operating budgets for the Plant.

9.                                       Perform initial sales tax exemption audits for energy consumption costs as required and allowed by Kansas tax laws.

TERM: The initial term of this Agreement shall commence on March 10, 2004 and continue until three months after the Plant’s Completion Date.  The Agreement shall be month-to-month after the initial term.  This Agreement may be terminated by either party effective after the initial term upon sixty (60) days prior written notice.

FEES: U.S. Energy’s fee for services described above during the term of this Agreement shall be $2,700 per month, plus any travel expenses incurred by U.S. Energy employees.  Such travel expenses shall be limited to travel of U.S. Energy employees requested by EKAE, and must be pre-approved by EKAE.  EKAE may defer payment on the invoiced amounts up to $2,200 until the month in which natural gas consumption and ethanol production begins.  Deferred invoice amounts shall not bear interest Pre-approved travel expenses shall not be deferred.  In the event that plant financing is not secured, this Agreement shall become null and void and both parties will be relieved of professional and/or financial obligations due the other party.  If EKAE experiences significant delays in its project timeline and it is necessary for U.S. Energy to delay work on EKAE’s energy management activities, U.S. Energy will suspend its activities and suspend invoicing EKAE until U.S. Energy’s activities resume.

BILLING AND PAYMENT: On the first of the month, U.S. Energy shall invoice EKAE for the work to be completed that month and EKAE shall pay U.S. Energy within ten (10) days of receipt of invoice.  U.S. Energy will also provide to EKAE a consolidated invoice of the Plant’s energy costs.

TAXES: EKAE will be responsible for payment of all taxes including, but not limited to, all sales, use, excise, BTU, heating value and other taxes associated with the purchase and/or transport of natural gas or electricity and the provision of services hereunder.

CONFIDENTIALITY: U.S. Energy shall not divulge to any other person or party any information developed by U.S. Energy hereunder or revealed to U.S. Energy pursuant to this Agreement, unless such information is (a) already in U.S. Energy’s possession and such information is not known by U.S. Energy to be subject to another Confidentiality Agreement, or (b) is or becomes generally available to the public other than as a result of an unauthorized disclosure by U.S. Energy, its officers, employees, directors, agents or its advisors, or (c) becomes available to U.S. Energy on a non-confidential basis from a source which is not known to be prohibited from disclosing such information to U.S. Energy by legal, contractual or fiduciary obligation to the supplier, or (d) is required by U.S. Energy to be disclosed by court order, or (e) is permitted by EKAE.  All such information shall be and remain the property of EKAE unless such information is subject to another Confidentiality Agreement, and upon the termination of this Agreement, U.S. Energy shall return all such information upon EKAE’s request.  Notwithstanding anything to the contrary herein, U.S. Energy shall not disclose any information which is in any way related to this Agreement or U.S. Energy’s services hereunder without first discussing such proposed disclosure with EKAE.

NOTICES: Any formal notice, request or demand which a party hereto may desire to give to the other respecting this Agreement shall be in writing and shall be considered as duly delivered as of the postmark date when mailed by ordinary, registered or certified mail by said party to the addresses listed below, Either party may, from time-to-time, identify alternate addresses at which they may receive notice during the term of this Agreement by providing written notice to the other party of such alternate addresses.

East Kansas Agri-Energy:	East Kansas Agri-Energy LLC
Attn: Jill Zimmerman
PO Box 225
Garnett, KS 66032

U.S. Energy:	U.S. Energy Services, Inc.
(Payment)	c/o US Bank SDS 12-1449
Account #: 173100561153
P.O. Box 86
Minneapolis, MN 55486

(Notices):	U.S. Energy Services, Inc. 1000
Superior Blvd, Suite 201
Wayzata, MN 55391
Attn: Bruce L. Hoffarber

ASSIGNMENT OR AMENDMENT: The Agreement may not be assigned or amended without the written consent of U.S. Energy and EKAE.

APPLICABLE LAW: The Agreement shall be construed in accordance with the laws of the State of Kansas.

ENTIRE AGREEMENT: This Agreement constitutes the entire Agreement among the parties pertaining to the subject matter hereof and supersedes all prior Agreements and understanding pertaining hereto.

If the above correctly sets forth EKAE’s understanding of the Agreement, please so indicate in the spaces below and return one copy to U.S. Energy, Attention: Bruce L. Hoffarber.

Sincerely,

U.S. ENERGY SERVICES, INC.

By:	/s/ Todd D. Overgard	(Sign)

Name:	Todd D. Overgard	(print)

Title: Chief Operating Officer

Date: March 15, 2004

ACCEPTED AND DATED TO THIS

15th DAY OF MARCH, 2004.

EAST KANSAS AGRI-ENERGY, LLC

By:	/s/ William R. Pracht	(Sign)

Name:	William R. Pracht	(print)

Title: Chairman
Date: 3-9-04